Exhibit 99.1

Investor Relations: Don Duffy/Raphael Gross of ICR, 203-682-8200

or

Media: John Flanagan of ICR, 203-682-8200

McCormick & Schmick’s Seafood Restaurants, Inc. Reports Second Quarter 2007 Financial Results

Revenues of $89.6 Million and $0.31 Diluted Earnings Per Share

Portland, Oregon – (Business Wire) – August 7, 2007 – McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today reported financial results for its fiscal second quarter ended June 30, 2007.

Financial highlights for the thirteen week second quarter 2007 compared to the thirteen week second quarter 2006:

•	Revenues increased 16.8% to $89.6 million from $76.8 million

•	Comparable restaurant sales increased 2.3%

•	Operating income increased 26.2% to $6.4 million from $5.1 million

•	Net income increased 27.6% to $4.5 million from $3.5 million

•	Diluted earnings per share increased to $0.31 from $0.24

Revenues for the second quarter of 2007 increased 16.8% to $89.6 million from $76.8 million in the second quarter of 2006. The growth in revenues is attributable to a 2.3% increase in comparable restaurant sales and additional revenues from the sixteen restaurants not in the comparable base, including five The Boathouse restaurants acquired March 30, 2007. The 2.3% increase in comparable restaurant sales was primarily the result of higher menu pricing, coupled with a beneficial product mix shift. The Company opened one company-owned restaurant during the second quarter of 2007 in Santa Ana, California.

“During the second quarter, we achieved our 16th consecutive quarter of comparable restaurant sales growth and enhanced our overall profitability. We credit a more favorable mix of premium seafood offerings, and, of course, our daily printed menus, which enabled us to drive performance in a difficult cost environment. We are gratified that the integration of The Boathouse restaurants is running smoothly, and we have retained 100% of the general managers, which certainly bodes well for the continued success of this brand,” said Doug Schmick, Chairman and Chief Executive Officer of the Company.

Financial Guidance

The Company expects third quarter 2007 revenues to be between $90.0 million and $91.0 million and a comparable restaurant sales increase between 1.5% and 2.5%. Diluted earnings per share are expected to be between $0.21 and $0.23. The Company intends to open five McCormick and Schmick’s restaurants in the third quarter of 2007 in Schaumburg and Oakbrook, Illinois, both suburbs of Chicago; Dayton and Cleveland, Ohio; and Austin, Texas.

The Company expects fiscal year 2007 revenues to be between $362.0 million and $366.0 million and a comparable restaurant sales increase between 2% and 3%. Diluted earnings per share are expected to be between $1.14 and $1.16. The guidance provided is inclusive of The Boathouse restaurants acquisition, which was completed on March 30, 2007. The Company intends to open a total of eleven domestic McCormick & Schmick’s Seafood Restaurants and one The Boathouse restaurant in fiscal 2007.

Conference Call

The Company will host a conference call to discuss second quarter 2007 financial results today at 5:00 PM ET. Hosting the call will be Douglas Schmick, Chairman and Chief Executive Officer, and Manny Hilario, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 800-289-0529, or for international callers 913-981-5523. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112 or 719-457-0820 for international callers; the conference ID is 1486270. The replay will be available until Tuesday, August 14, 2007.

The call will be webcast live from the Company’s website at www.McCormickandSchmicks.com under the investor relations section.

About the Company

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading seafood restaurant operator in the affordable upscale dining segment. The Company operates 73 restaurants, including 68 restaurants in the United States and five restaurants in Canada under The Boathouse brand. McCormick & Schmick’s has successfully grown over the past 35 years by focusing on serving a broad selection of fresh seafood. McCormick & Schmick’s inviting atmosphere and high quality, diverse menu offering and compelling price-value proposition appeals to a diverse base of casual diners, families, travelers and the business community.

Forward-Looking Statements

The financial guidance we provide for our third quarter and fiscal 2007 and the number of restaurants we intend to open in our third quarter and fiscal 2007 are forward-looking statements. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of qualified employees and the availability of a sufficient number of suitable new restaurant sites; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry; cost and availability of capital; and other risk factors described from time to time in SEC reports filed by McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Consolidated Statements of Income and Margin Analysis — Unaudited

(in thousands, except per share data)

	Quarter ended
	July 1, 2006		June 30, 2007
	(13 Weeks)		(13 Weeks)
Revenues	$76,763	100.0%	$89,646	100.0%

Restaurant operating costs
Food and beverage	22,363	29.2%	25,825	28.8%
Labor	23,802	31.0%	27,604	30.8%
Operating	11,137	14.5%	13,587	15.2%
Occupancy	6,924	9.0%	7,815	8.7%

Total restaurant operating costs	64,226	83.7%	74,831	83.5%
General and administrative expenses	3,983	5.2%	5,060	5.6%
Restaurant pre-opening costs	722	0.9%	479	0.5%
Depreciation and amortization	2,725	3.5%	2,831	3.2%

Total costs and expenses	71,656	93.3%	83,201	92.8%

Operating income	5,107	6.7%	6,445	7.2%
Interest income, net	(87)	(0.1)%	(104)	(0.1)%

Income before income taxes	5,194	6.8%	6,549	7.3%
Income tax expense	1,652	2.2%	2,030	2.3%

Net income	$3,542	4.6%	$4,519	5.0%

Net income per share
Basic	$0.25		$0.31
Diluted	$0.24		$0.31
Shares used in computing net income per share
Basic	14,218		14,549
Diluted	14,530		14,783

	Year-to-date ended
	July 1, 2006			June 30, 2007
	(26 Weeks)			(26 Weeks)
Revenues	$148,369	100.0%		$171,074	100.0%

Restaurant operating costs
Food and beverage	43,386	29.2%		49,372	28.9%
Labor	46,537	31.4%		53,368	31.2%
Operating	21,623	14.6%		25,740	15.0%
Occupancy	13,514	9.1%		15,301	8.9%

Total restaurant operating costs	125,060	84.3%		143,781	84.0%
General and administrative expenses	7,954	5.4%		9,762	5.7%
Restaurant pre-opening costs	1,485	1.0%		927	0.6%
Depreciation and amortization	5,384	3.6%		5,632	3.3%

Total costs and expenses	139,883	94.3%		160,102	93.6%

Operating income	8,486	5.7%		10,972	6.4%
Interest income, net	(90)	(0.1	) %	(280)	(0.2)%

Income before income taxes	8,576	5.8%		11,252	6.6%
Income tax expense	2,727	1.9%		3,488	2.1%

Net income	$5,849	3.9%		$7,764	4.5%

Net income per share
Basic	$0.41			$0.54
Diluted	$0.40			$0.53
Shares used in computing net income per share
Basic	14,206			14,475
Diluted	14,508			14,744